UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
 ______________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 18, 2013
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LIFEVANTAGE CORPORATION (Exact name of registrant as specified in its charter)
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Colorado	001-35647	90-0224471
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9815 S. Monroe Street, Suite 100, Sandy, UT		84070
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (801) 432-9000
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.
On September 24, 2013, LifeVantage Corporation (the “Company”) filed its Tender Offer Statement on Schedule TO, in connection with the Company’s offer to purchase for cash up to $40,000,000 of shares of its common stock, par value $0.001 per share (collectively the “Shares”) (or a lower amount if not enough Shares are properly tendered and not properly withdrawn to allow the Company to purchase $40,000,000 of Shares) at a price not greater than $2.80 nor less than $2.45 per Share, net to the seller in cash, less any applicable withholding taxes and without interest (the “Offer”).
In connection with the Offer, the Company entered into a Financing Agreement on October 18, 2013, among the Company, TCW Special Situations, LLC, as collateral agent and administrative agent and the guarantors and lenders party thereto (the “Financing Agreement”). The Financing Agreement provides for a term loan facility in an aggregate principal amount of up to $47,000,000 (the “Term Loan”) and a delayed draw term loan facility in an aggregate principal amount not to exceed $20,000,000 (the “Delayed Draw Term Loan,” and collectively with the Term Loan, the “Credit Facility”). The Company will fund the Share purchases in the Offer, pay related fees and expenses and other corporate purposes, through borrowings pursuant to the Term Loan. The Delayed Draw Term Loan will be available for borrowing in specified minimum amounts from time to time beginning after the effective date (as defined in the Financing Agreement) until October 18, 2014 or such earlier date as the Delayed Draw Term Loan may be reduced to zero pursuant to the terms of the Financing Agreement.
The principal amount of the Term Loan is repayable in consecutive quarterly installments beginning with the calendar quarter ending March 31, 2014 and matures on the earlier of October 18, 2018 or such later date as the outstanding loans become payable in accordance with the terms of the Financing Agreement (the “Final Maturity Date”). In the event the Company borrows under the Delayed Draw Term Loan, the outstanding principal will be repayable in consecutive quarterly installments beginning with the calendar quarter ending December 31, 2014 through the Final Maturity Date. Each of the loans will bear interest at a rate equal to 7.5% per annum plus the greater of (i) 1.25% or (ii) LIBOR, or at the Company’s option, a reference rate (as defined in the Financing Agreement) plus 6.5% per annum, with such interest payable monthly.
The Company’s obligations under the Credit Facility are secured by a security interest in substantially all of the Company’s assets. The Company’s existing and future domestic subsidiaries have guaranteed the borrowings. Loans outstanding under the Credit Facility (1) must be prepaid based on certain cash flow metrics and with any net proceeds of certain permitted asset sales and (2) may be prepaid in whole or in part at any time, with any prepayments made prior to the first anniversary of the effective date subject to a prepayment premium. Any principal amount of the loans which are prepaid or repaid may not be re-borrowed.
The Credit Facility contains customary covenants, including affirmative and negative covenants that in certain circumstances restrict the Company’s ability to incur additional indebtedness, pay dividends on or redeem capital stock, make other payments, including investments, sell assets or enter into consolidations, mergers or transfers of all or substantially all of the Company’s assets. The Credit Facility requires that the Company maintain specified financial ratios and satisfy certain financial condition tests.
The Credit Facility contains certain customary events of default, including, among other things, failure of the Company to make required payments under the Financing Agreement, breaches of representations and warranties made by the Company, failure to comply with covenants set forth in the Financing Agreement, insolvency or bankruptcy of the Company or any of its subsidiaries, material damage to the collateral securing the Credit Facility, cessation of the business of the Company for longer than a specified time period, and the occurrence of a change of control of the Company. If an event of default occurs under the Credit Facility, amounts outstanding may become immediately due and payable in the discretion of the collateral agent and specified lenders, provided that in the event of insolvency or bankruptcy of the Company or any of its subsidiaries, all amounts outstanding, together with all accrued and unpaid interest thereon and fees and other amounts due under the Financing Agreement will automatically become immediately due and payable.
The foregoing summaries of the Offer and the Financing Agreement do not purport to be complete and are qualified in their entirety by reference to the Tender Offer Statement on Schedule TO filed on September 24, 2013, as amended, and the Financing Agreement which is filed as Exhibit 10.1 to this Form 8-K, and each such document is incorporated herein by reference.
Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above under Item 1.01 of this Form 8-K is incorporated by reference into this Item 2.03.
Item 3.03    Material Modification to Rights of Security Holders.
The Financing Agreement contains a negative covenant that, subject to certain exceptions set forth in the Financing Agreement, prohibits the Company from (i) declaring or paying dividends to its shareholders, (ii) repurchasing any of its capital stock, (iii) retiring any outstanding warrants, options or any similar rights to acquire the Company's shares, and (iv) making any distribution of property, assets or shares of capital stock to its shareholders. The information set forth above under Item 1.01 of this Form 8-K is incorporated by reference into this Item 3.03.
Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description
10.1
Financing Agreement, dated October 18, 2013, by and among LifeVantage Corporation, the Guarantors and Lenders party thereto and TCW Special Situations, LLC as Collateral Agent and Administrative Agent (filed as Exhibit (b) to the Company's Schedule TO-I/A filed on October 18, 2013, and incorporated herein by reference).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 18, 2013	LifeVantage Corporation By: /s/ Rob Cutler Rob Cutler General Counsel